UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2019

MERIDIAN BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-14902	31-0888197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 River Hills Drive Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VIVO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 24, 2019, Meridian Bioscience, Inc., an Ohio corporation (“Meridian” or the “Company”), together with certain of its subsidiaries, entered into a $125 million Revolving Credit Facility Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent (“PNC”), PNC Markets LLC, as joint lead arranger and sole bookrunner, and Fifth Third Bank, as joint lead arranger and syndication agent (“Fifth Third”). The Credit Agreement replaces the Company’s Loan and Security Agreement dated as of August 1, 2007 among Meridian, Meridian Bioscience Corporation, Omega Technologies, Inc., Meridian Life Science, Inc., and Fifth Third, as amended. The Credit Agreement makes available to the Company a revolving credit facility in an aggregate principal amount not to exceed $125 million, which will expire in May 2024 (the “Revolving Credit Facility”). PNC and Fifth Third are committed lenders under the Credit Agreement. Meridian’s obligations under the Revolving Credit Facility will be guaranteed by all of Meridian’s material wholly-owned domestic subsidiaries, and such guarantors will pledge substantially all their assets as collateral under the Revolving Credit Facility.

The Revolving Credit Facility allows the Company to establish: (i) additional incremental term loans (the “Incremental Term Loans”); and (ii) additional revolving credit loans (the “Incremental Revolving Credit Loans”; and together with the Incremental Term Loans, the “Incremental Loans”). The total aggregate principal amount of all Incremental Loans is not to exceed $100 million, and each Incremental Loan must not be less than a minimum principal amount of $5 million, or if less, the remaining amount permitted pursuant to the total aggregate principal amount limitation of $100 million.

Borrowings under the Revolving Credit Facility bear interest at a fluctuating rate equal to, at the Company’s option, either: (i) a base rate determined by reference to the highest of the federal funds rate plus 0.50%, the prime rate as determined by the administrative agent, or the daily LIBOR rate plus 1.00%, in each case, plus an applicable margin as determined under the Credit Agreement; or (ii) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, plus an applicable margin as determined under the Credit Agreement and subject to a floor of 0.00%. In addition, on a quarterly basis, the Company is required to pay each lender under the Revolving Credit Facility a 0.30% commitment fee in respect of the commitments of each such lender under the Revolving Credit Facility, which percentage may be subject to one or more reductions based on the Company’s leverage ratio.

The Credit Agreement contains customary representations, warranties and conditions to borrowing and customary affirmative and negative covenants, which include, but are not limited to, covenants that limit or restrict Meridian’s ability to incur indebtedness and other obligations, grant liens to secure obligations, make investments, merge or consolidate, and dispose of assets outside the ordinary course of business, in each case subject to customary exceptions for credit facilities of this size and type.

Meridian has drawn approximately $49 million under the Revolving Credit Facility to repay its previously outstanding term loan and cover closing costs. Meridian expects to finance the previously announced acquisition of GenePOC Inc., as reported on Form 8-K filed with the Securities and Exchange Commission on April 30, 2019, using approximately $19 million of cash on hand and an additional draw under the Revolving Credit Facility of approximately $27 million.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

10.1**	Credit Agreement, dated May 24, 2019, between Meridian Bioscience, Inc., as borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and PNC Bank, National Association, as administrative agent

** Schedules to and certain portions of Exhibit 10.1 have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the Registrant if publicly disclosed. The Registrant hereby agrees to furnish a copy of any omitted schedule or other portion to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: May 31, 2019	By: /s/ Eric S. Rasmussen
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)